                            SCOPUS TECHNOLOGY, INC.
               STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)
                 (Amounts in thousands, except per share data)

                                 Exhibit 11.1

                                       Three Months Ended     Six Months Ended
                                          September 30,         September 30,
                                       ------------------    -----------------
                                         1995      1996        1995     1996
                                       -------   --------    -------   -------
Weighted average number of common
 shares outstanding                      9,178    11,876       9,175    11,706

Shares issuable pursuant to stock
 option plans, less shares assumed
 repurchase at average fair market
 value during the period.                  918       897         782     1,051

Shares issuable pursuant to stock
 option plans during the 12 month
 period prior to the filing of the
 initial public offering price of
 $12.00 per share                          829                   829       -
                                       -------   -------     -------   -------

Number of shares used for computation
 of earnings per share (Primary)        10,925    12,773      10,786    12,757
                                       =======   =======     =======   =======


Net income                             $   146   $ 1,501     $   227   $ 2,349
                                       =======   =======     =======   =======

Net income per share (1)               $  0.01   $  0.12     $  0.02   $  0.18
                                       =======   =======     =======   =======


(1) There is no difference between primary and fully diluted net income per share.

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